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                                                                   Exhibit 12.1



COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

                                                        (THE COMPANY)                          (PREDECESSOR ENTITIES)
                                          -------------------------------------- -------------------------------------------------
                                                                     APRIL 22,   JANUARY 1,
                                          NINE MONTHS  YEAR ENDED     1994 TO     1994 TO   YEAR ENDED   YEAR ENDED   YEAR ENDED
                                             ENDED     DECEMBER 31, DECEMBER 31,  APRIL 21, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                          SEP 30, 1996     1995         1994        1994        1993         1992         1991
                                          ------------ ------------ ------------ ---------- ------------ ------------ ------------
Income (Loss) before extraordinary item   $2,918,552   $4,032,381   $2,393,158   $   60,968 $   (22,654) $  (635,882) $(1,462,384)
Add:

  Interest on indebtedness                 4,205,030    4,186,492    2,856,661    2,559,695   8,623,084    9,058,829    8,982,207
  Amortization of financing costs            305,626      247,195      179,374       31,395     189,232      125,760      197,917
                                          ------------ ------------ ------------ ---------- ------------ ------------ ------------
     Earnings                             $7,429,208   $8,466,068   $5,429,193   $2,652,058 $ 8,789,662  $ 8,548,707  $ 7,717,740
                                          ============ ============ ============ ========== ============ ============ ============
Fixed charges and preferred stock
  dividends:

  Interest on indebtedness                 4,205,030    4,186,492    2,856,661    2,559,695   8,623,084    9,058,829    8,982,207
  Amortization and financing costs           305,626      247,195      179,374       31,395     189,232      125,760      197,917
                                          ------------ ------------ ------------ ---------- ------------ ------------ ------------
     Fixed charges                         4,510,656    4,433,687    3,036,035    2,591,090   8,812,316    9,184,589    9,180,124
Add:
  Preferred stock dividends                    --          --           --           --          --           --           --
                                          ------------ ------------ ------------ ---------- ------------ ------------ ------------
     Combined fixed charges and
     preferred stock dividends            $4,510,656   $4,433,687   $3,036,035   $2,591,090 $  8,812,316 $ 9,184,589  $ 9,180,124
                                          ============ ============ ============ ========== ============ ============ ============
Earnings coverage deficiency                   N/A         N/A          N/A          N/A    $     22,654 $   635,882  $ 1,462,384
                                          ============ ============ ============ ========== ============ ============ ============
Ratio of earnings to fixed charges            1.65x       1.91x        1.79x        1.02x          .99x         .93X         .84X
                                          ============ ============ ============ ========== ============ ============ ============
